EXHIBIT 4
SCHEDULE 13D JOINT FILING AGREEMENT
In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached (including all amendments thereto), and have duly executed this joint filing agreement as of the date set forth below.
Date: November 25, 2015

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance Paradie
	Name:	Terrance Paradie
	Title:	Executive Vice President and Chief Financial Officer

HOOK ACQUISITION SUB INC.

By:	/s/ Terrance Paradie
	Name:	Terrance Paradie
	Title:	President